UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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HILTON HOTELS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WORLD HEADQUARTERS
9336 CIVIC CENTER DRIVE
BEVERLY HILLS, CALIFORNIA 90210

The 2005 annual meeting of stockholders of Hilton Hotels Corporation will be held at the Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California 91202, on Thursday, May 26, 2005, at 11:00 a.m., local time, for the following purposes:

(1)   To elect five directors to the Board of Directors;

(2)   To ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2005;

(3)   To consider two stockholder proposals, if properly presented at the meeting; and

(4)   To transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to be at the annual meeting, you are urged to deliver your proxy by one of the following methods:

•       Complete, sign and date the enclosed proxy card and return it promptly in the envelope provided;

•       Call the toll-free telephone number set forth in the proxy card and follow the telephonic procedures for delivering your proxy; or

•       Visit the internet voting site set forth in the proxy card and follow the procedures described therein for delivering your proxy.

Only stockholders of record at the close of business on March 28, 2005 are entitled to notice of and to vote at the meeting, or any adjournments or postponements of the meeting. A complete list of such stockholders will be available for examination at our offices in Beverly Hills, California and at the Hilton Glendale, during normal business hours by any stockholder for any purpose germane to the annual meeting, for a period of ten days prior to the meeting.

By Order of the Board of Directors,

MADELEINE A. KLEINER
Executive Vice President, General Counsel and Corporate Secretary
Beverly Hills, California April 8, 2005

i

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HILTON HOTELS CORPORATION
9336 CIVIC CENTER DRIVE
BEVERLY HILLS, CALIFORNIA 90210

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why Did I Receive This Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Company’s Board of Directors is soliciting your proxy to be used at the annual meeting of stockholders on May 26, 2005, at 11:00 a.m., local time, at the Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California 91202, or at any adjournment or postponement of the meeting. This proxy statement summarizes the information you need to know to vote on an informed basis. We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about April 8, 2005.

Who Can Vote?

You are entitled to vote if you owned the Company’s common stock on the record date, which is the close of business on March 28, 2005. Each share of the Company’s common stock that you own entitles you to one vote on all matters to be voted upon at the meeting.

How Many Shares Of Voting Stock Are Outstanding?

On the record date, there were 385,369,441 shares of the Company’s common stock outstanding. Common stock is our only class of voting stock.

What Am I Voting On?

Proposal 1:                 The election of five nominees to serve on our Board of Directors:

•       Stephen F. Bollenbach

•  Barbara Bell Coleman

•       Benjamin V. Lambert

•       John L. Notter

•       Peter V. Ueberroth

Proposal 2:                 The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005.

Proposal 3:                 A stockholder proposal concerning stockholder approval of severance agreements.

Proposal 4:                 A stockholder proposal concerning voting standards for the election of directors.

How Does The Board Of Directors Recommend I Vote On The Proposals?

The Board of Directors recommends a vote FOR each of the Board’s nominees for director; FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005; and AGAINST both stockholder proposals.

How Do I Vote?

To vote by proxy you should either:

•       Complete, sign and date the enclosed proxy card and return it promptly in the prepaid envelope provided;

•       Call the toll-free number set forth in the proxy card and follow the telephonic procedures for delivering your proxy; or

•       Visit the website set forth in the proxy card and follow the procedures described on the website for delivering your proxy via the internet.

To vote in person, you may attend the meeting and cast your vote in person.

The telephonic and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is voted at the annual meeting of stockholders in any of the following ways:

•       You may submit another proxy card with a later date or another telephonic or internet proxy at a later date;

•       You may notify the Secretary of the Company in writing at the Company’s world headquarters located at 9336 Civic Center Drive, Beverly Hills, California 90210, that you have revoked your proxy; or

•       You may attend the meeting, inform the Secretary in writing prior to the voting that you wish to vote your shares in person, and cast your vote in person.

If I Plan To Attend The Meeting, Should I Still Vote By Proxy?

Whether you plan to attend the meeting or not, we urge you to vote by proxy. Returning the proxy card or delivering your proxy through the telephonic or internet voting procedures will not affect your right to attend the meeting, and your proxy will not be used if you are personally present at the meeting and inform the Secretary in writing prior to the voting that you wish to vote your shares in person.

How Will My Proxy Get Voted?

If you properly complete, sign and date your proxy card and send it to us or properly deliver your proxy by telephone or the internet, your proxy holder (one of the individuals named on your proxy card) will vote your shares as you have directed. Under the rules of the New York Stock Exchange (the “NYSE”), if your broker is a member of the exchange and holds your shares in its name, the broker may vote your shares on Proposals 1 and 2 if it does not receive instructions from you; however, your broker may not vote your shares on Proposals 3 and 4 if it does not receive instructions from you. If you sign the proxy card but do not make specific choices, the proxy holder will vote your shares as recommended by the Board of Directors as follows:

•       “FOR” the election of all five nominees for director;

•       “FOR” ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2005; and

•       “AGAINST” both stockholder proposals.

What Constitutes A Quorum?

A quorum is the presence at the meeting of a number of shares, which are either present or represented by proxy, constituting a majority of the outstanding shares entitled to vote at the meeting. There must be a quorum for the transaction of business at the meeting. If you submit a properly executed proxy card or a telephonic or internet proxy, or you are present at the meeting in person, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

What Vote Is Required To Approve Proposals?

Directors are elected by a plurality of the shares cast at the meeting. If you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your proxy, your vote will not count either “for” or “against” the nominee. A “broker non-vote” will also have no effect on the outcome.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to ratify the appointment of the independent registered public accounting firm, approve the stockholder proposals and for any other action that may properly come before the meeting. Abstentions will have the same effect as votes “against” these proposals and “broker non-votes” will not be counted in determining whether the proposals have been approved.

How Will Voting On Any Other Business Be Conducted?

Although we do not know of any business to be considered at the meeting other than the proposals described in this proxy statement, if any other business is properly presented at the meeting or any adjournment or postponement thereof, your delivered proxy gives authority to the proxy holders to vote on these matters in their discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning all persons who beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of the Company’s common stock on March 28, 2005. The following table also sets forth, as of March 28, 2005, the beneficial ownership of the Company’s common stock by:

•       each director and director nominee;

•       the chief executive officer and the four other most highly compensated executive officers for the year ended December 31, 2004 (the “Named Officers”); and

•       all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Common Stock		Approximate Percent of Outstanding Common Stock
Barron Hilton	23,454,914	(1)	6.1
9336 Civic Center Drive Beverly Hills, California 90210
Stephen F. Bollenbach	40,000		*
Barbara Bell Coleman	—		—
A. Steven Crown	3,821,100	(2)(3)	*
Peter M. George	13,600	(2)	*
Robert L. Johnson	31,649	(2)	*
Benjamin V. Lambert	225,021	(2)	*
David Michels	—		—
John H. Myers	—		—
John L. Notter	31,624	(2)(4)	*
Donna F. Tuttle	45,016	(2)(5)	*
Peter V. Ueberroth	964,285	(2)(6)	*
Sam D. Young	43,708	(2)(7)	*
Matthew J. Hart	667,213	(2)(8)	*
Dieter Huckestein	108,773	(2)	*
Thomas L. Keltner	133,607	(2)(9)	*
Madeleine A. Kleiner	94,538	(2)	*
All directors and executive officers as a group (17 persons)	29,675,048	(10)	7.7

*                    The common stock beneficially owned does not exceed 1% of the outstanding shares.

(1)          Consists of 16,516,584 shares owned by the William B. Hilton Trust and 6,938,330 shares owned by the Hilton Family Administrative Trust.

(2)          Includes options to acquire 22,000, 12,000, 22,000, 22,000, 18,000, 22,000, 20,000, 12,000, 639,100, 105,325, 117,300 and 92,250 shares of common stock, exercisable within 60 days, held by Messrs. Crown, George, Johnson, Lambert and Notter, Ms. Tuttle, Messrs. Ueberroth, Young, Hart, Huckestein and Keltner and Ms. Kleiner, respectively.

(3)          Mr. Crown is a partner of The Crown Fund, which owns 239,888 shares of common stock. The Arie and Ida Crown Memorial, of which Mr. Crown is a director, owns 1,002,272 shares of common stock. Pines Trailer Limited Partnership, the partners of which include a corporation of which Mr. Crown is a director, officer and shareholder and a partnership of which Mr. Crown is a partner, owns 600,000 shares of common stock. Areljay, L.P., the partners of which include a corporation of which Mr. Crown is a director, officer and shareholder and a trust of which Mr. Crown is a beneficiary, owns 1,935,340 shares of common stock. Mr. Crown disclaims beneficial ownership of the shares held by The Crown Fund, Arie and Ida Crown Memorial, Pines Trailer Limited Partnership and Areljay, L.P.,

except to the extent of his beneficial interest in the entities that own such shares. The shares beneficially owned by Mr. Crown also include 10,000 shares owned by his spouse.

(4)          Includes 1,000 shares owned directly by Mr. Notter’s spouse.

(5)          Includes 784 shares owned in trust for Ms. Tuttle’s children.

(6)          Includes 794,879 shares owned by the Ueberroth Family Trust and 149,406 shares owned by the Ueberroth Family Foundation.

(7)          Includes 25,301 shares owned jointly by Mr. Young and his spouse.

(8)          Includes 5,000 shares owned jointly by Mr. Hart and his spouse and 3,000 shares owned by Mr. Hart’s children.

(9)          Includes 13,552 shares attributable to Mr. Keltner’s interest in the Company’s  401(k) Savings Plan.

(10)   Includes 1,103,975 shares issuable upon exercise of stock options granted to executive officers and directors, exercisable within 60 days of March 28, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Based solely on the Company’s review of the reports filed with the SEC by such reporting persons and written representations from such reporting persons, the Company believes that all of its reporting officers, directors and greater than 10% beneficial owners filed these reports on time in 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

Nomination Process

The Company’s By-laws provide that the number of directors shall be not less than ten nor more than 20, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board has fixed the number of directors at 13. The Board is divided into three classes of directors comprised of five, four and four members, respectively. One class is elected at each annual meeting to serve a term of three years.

At the 2005 annual meeting, the terms of five directors are expiring. Those directors nominated for election at the meeting will hold office for a three-year term expiring in 2008. Other directors are not up for election this year and will continue in office for the remainder of their terms as set forth in the table below. The Board takes the views and wishes of the Company’s stockholders seriously and has considered the approval by stockholders at our 2004 annual meeting of a proposal recommending an increase in the proportion of independent directors.  Accordingly, the Board has proposed a new independent director for election, Barbara Bell Coleman, in the place of an inside director whose term is expiring at the 2005 annual meeting.  The Board will continue to consider well-qualified candidates in an effort to increase the proportion of independent directors as part of its commitment to good corporate governance practices.

Nominations for directors are made by the Board of Directors, based on recommendations made by the Corporate Governance and Nominating Committee, not less than 30 days prior to the date of the meeting at which directors are scheduled to be elected. The Corporate Governance and Nominating Committee will consider stockholder recommendations for candidates for the Board of Directors of the Company. All recommendations are to be directed to the Corporate Governance and Nominating Committee at the Company’s world headquarters located at 9336 Civic Center Drive, Beverly Hills, California 90210, attention: Corporate Secretary. Recommendations for consideration at the 2006 annual meeting of stockholders must be received in writing not later than December 9, 2005, which is also the deadline for submitting stockholder proposals. See “2006 Annual Meeting of Stockholders” below. The recommendation should contain relevant information about each proposed nominee, including age, business and residence addresses, principal occupation, the number of shares of common stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee.

The Corporate Governance and Nominating Committee has established standards for the overall composition of the Board and certain director qualification criteria to use as a guideline in considering nominations to the Company’s Board of Directors. The criteria include:  character, experience, reputation, knowledge, commitment and ability to contribute to Board balance and diversity. The criteria are not exhaustive and the Corporate Governance and Nominating Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. For additional detail regarding the criteria used by the Corporate Governance and Nominating Committee in selecting new nominees for the Board, see the Company’s Corporate Governance Guidelines which are available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Corporate Governance and Nominating Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Corporate Governance and Nominating Committee will review each potential candidate’s qualifications in light of the Company’s standards for the overall composition of the Board and the director qualification criteria described above. The Corporate Governance and Nominating Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Recommendations received from stockholders will be evaluated in the same manner as other candidates considered by the Committee.

The Corporate Governance and Nominating Committee uses a variety of methods for identifying nominees for director. Candidates may come to the attention of the Committee through current Board members, stockholders or other persons. These candidates are evaluated at meetings of the Committee, and may be considered during the year. Historically, the Committee has not relied on third party search firms to identify Board candidates. The Committee may in the future choose to do so in those situations where particular qualifications are desired or where existing contacts are not sufficient to identify an appropriate candidate. Ms. Coleman was recommended for nomination as a director by a non-management director and the Chief Executive Officer of the Company.  The Committee also considered other potential nominees for director recommended by non-management directors and the Chief Executive Officer of the Company.  The Committee did not engage a third party search firm in this process.

In the event that a designated nominee is unable or unwilling to stand for election at the meeting, proxy holders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

The Board of Directors has nominated, and it is the intention of the persons named in the enclosed proxy to vote for the election of, the five nominees named below. Each of the five nominees has consented to serve as a director if elected. Each of the nominees has previously been elected by the Company’s stockholders, except for Ms. Coleman.

Nominees and Continuing Directors

The table below sets forth information with respect to the persons nominated for election to the Board and the continuing directors. Unless otherwise indicated in the table, each such person has engaged in his or her principal occupation since at least January 2000. The principal occupations of nominees and continuing directors include employment with the Company or its subsidiaries and affiliates only as indicated in the following table. None of the nominees or continuing directors are related to each other or to any of the Company’s executive officers.

Name, Principal Occupation and Other Directorships	Age	Term to Expire at Annual Meeting In	Year Service Commenced or Will Commence
NOMINEES:
Stephen F. Bollenbach(1)(2)(3)	62	2008	1996

Co-Chairman of the Board and Chief Executive Officer of Hilton Hotels Corporation since May 2004 and, prior thereto, President and Chief Executive Officer of Hilton Hotels Corporation. Mr. Bollenbach also serves as Chairman of the Board of Caesars Entertainment, Inc. He is a director of Caesars Entertainment, Inc., Catellus Development Corporation, Hilton Group plc and Time Warner Inc.

Barbara Bell Coleman(3)	54	2008	2005
President of BBC Associates, LLC, a consulting company serving businesses and philanthropic organizations. She is a director of Caesars Entertainment, Inc.
Benjamin V. Lambert	66	2008	1976
Chairman and Chief Executive Officer of Eastdil Realty Company, LLC, real estate investment bankers.
John L. Notter	70	2008	1999

Chairman of the Board and President of Westlake Properties, Inc., a hotel and real estate development company. He formerly served as Chairman of the Board of Princess Hotels, American-Hawaiian Steamship Company and the Ludwig Institute for Cancer Research, as President of Universe Tankships, Inc. and as a director of Credit Suisse First Boston.

Peter V. Ueberroth	67	2008	2000

Managing Director of Contrarian Group, Inc., a business management company. He is also owner and Co-Chairman of the Pebble Beach Company, a golf management company. Mr. Ueberroth has served as Chairman of the Board of the United States Olympic Committee since June 2004. He previously served as Commissioner of Major League Baseball and as President and Chief Executive Officer of the Los Angeles Olympic Organizing Committee for the 1984 Los Angeles Olympic Games. He is Chairman of Ambassadors International Inc., a travel services company, and a director of Adecco S.A., a Swiss staffing company, and the Coca-Cola Company.

CONTINUING DIRECTORS:
A. Steven Crown(3)	53	2007	1992

General Partner of Henry Crown and Company (Not Incorporated), a company which includes diversified investments and operating companies, and real estate ventures. He is a director of Caesars Entertainment, Inc.

Peter M. George	61	2006	1997

Senior Vice President/Managing Director International Group of Caesars Entertainment, Inc. since October 2001. He formerly served as Vice Chairman and Group Chief Executive of Hilton Group plc until June 2000. Mr. George is a citizen of the United Kingdom.

Barron Hilton(3)	77	2006	1965
Co-Chairman of the Board of Hilton Hotels Corporation since May 2004 and, prior thereto, Chairman of the Board of Hilton Hotels Corporation. He is a director of Caesars Entertainment, Inc.
Robert L. Johnson	58	2006	1994

Chairman and Chief Executive Officer of BET Holdings, Inc., a diversified media holding company which owns Black Entertainment Television, and owner of the Charlotte Bobcats of the National Basketball Association and the Charlotte Sting of the Womens National Basketball Association. He is a director of Lowe’s Companies, Inc., a home improvement retail company, Strayer Education, Inc., an education services company, and U.S. Airways Group, Inc.

David Michels(1)	58	2007	2000

Group Chief Executive of Hilton Group plc since June 2000 and, prior thereto, Chief Executive of Hilton International Co. He is a director of The British Land Company plc and Hilton Group plc. Mr. Michels is a citizen of the United Kingdom.

John H. Myers	59	2007	2000

President and Chief Executive Officer of GE Asset Management Incorporated. Mr. Myers also serves as a trustee of the General Electric Pension Trust and as a Vice President of General Electric Company. He is a director of GE Capital Services, Inc. and the Pebble Beach Company. Mr. Myers is also a member of the Advisory Committee of Warburg Pincus, an investment advisor, a member of the Pension Managers Advisory Committee of the New York Stock Exchange and a trustee of Wagner College.

Donna F. Tuttle	57	2007	1992

Partner of Elmore/Tuttle Sports Group, a company specializing in minor league sports franchises, management facilities and concessions, and President of Korn Tuttle Capital Group, a financial consulting and investments firm. She is a director of the California Chamber of Commerce, the NCAA Foundation and the Herschel Family Entertainment Co. She previously served as U.S. Undersecretary of Commerce for Travel and Tourism from 1983 to 1988 and as U.S. Deputy Secretary of Commerce in 1988.

Sam D. Young	75	2006	1975
Chairman of TransWest Enterprises, Inc., an investment company.

(1)          The Company has entered into agreements with Hilton Group plc, whose wholly owned subsidiary, Hilton International Co., owns the rights to the Hilton name outside the United States. The agreements provide for, among other things, reunification of the Hilton brand worldwide through a strategic alliance between the companies. Pursuant to the alliance, the Company has designated Mr. Bollenbach as a member of Hilton Group plc’s board of directors and Hilton Group plc has designated Mr. Michels as a member of the Company’s Board of Directors. The alliance agreements provide that the Company and Hilton Group plc may at any time change their respective designee for the other party’s board of directors.

(2)   Mr. Bollenbach has advised the Company that prior to the annual meeting of stockholders in 2006, he will reduce his outside board memberships to two, plus his membership on the board of Hilton Group plc, which is part of his ex officio responsibilities for the Company.

(3)   Each of these directors or nominees is currently a member of the board of directors of Caesars Entertainment, Inc.  On March 11, 2005, the stockholders of Caesars and Harrah’s Entertainment Inc. voted to approve the merger of Caesars with and into Harrah’s.  Harrah’s has announced that upon consummation of the merger, the service of the Caesars board members will terminate and Messrs. Bollenbach and Hilton will join the Harrah’s board of directors.

Information Concerning the Board of Directors and Certain Committees

Among the standing Committees created by the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Diversity Committee. A brief description of each of these Committees follows:

Audit Committee

The Audit Committee consists of four financially literate independent directors (see “Director Independence” below) who also satisfy the independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended:  John L. Notter (Chair), A. Steven Crown, John H. Myers and Sam D. Young. The Board of Directors has determined that Mr. Notter qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Company’s Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”). The functions of the Audit Committee include the following:

•       reviewing the independence of the independent registered public accounting firm and engaging and discharging the independent registered public accounting firm;

•       reviewing with the independent registered public accounting firm and internal auditors the plans and results of their respective audits;

•       pre-approving non-audit services provided by the independent registered public accounting firm and the range of audit and non-audit fees;

•       reviewing and discussing with management and the independent registered public accounting firm the effectiveness of the Company’s system of internal controls;

•       reviewing and discussing with management and the independent registered public accounting firm the Company’s financial statements and reports filed with the SEC and other public releases of financial information;

•       establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and the treatment of such submissions;

•       serving as the Company’s qualified legal compliance committee; and

•       providing policy oversight of the Company’s legal and ethical compliance programs.

Compensation Committee

The Compensation Committee consists of five independent directors (see “Director Independence” below): A. Steven Crown (Chair), John L. Notter, Donna F. Tuttle, Peter V. Ueberroth and Sam D. Young. The Company’s Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”). The functions of the Compensation Committee include the following:

•       reviewing and approving compensation practices and policies of the Company, including those relating to senior officers and the Chief Executive Officer;

•       reviewing and approving procedures for the administration of such practices and policies, including corporate goals and objectives relating to compensation, incentive compensation plans and equity-based plans;

•       overseeing the administration of the Company’s 1990 Stock Option and Stock Appreciation Rights Plan, 1996 Stock  Incentive Plan, Supplemental Retirement and Retention Plan and 2004 Omnibus Equity Compensation Plan (collectively, the “Stock Plans”), including the granting of options, stock units, performance units and other equity-based compensation thereunder, respectively, as well as the Company’s other compensation plans to the extent specified in such plans or designated by the Board;

•       approving any new equity compensation plan or any material change to an existing plan;

•       approving titles and appointments of corporate officers;

•       making recommendations to the Board with respect to severance or termination payments to current or former executive officers of the Company; and

•       overseeing regulatory compliance with respect to compensation matters.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of five independent directors (see “Director Independence” below): Donna F. Tuttle (Chair), A. Steven Crown, Benjamin V. Lambert, John L. Notter and Peter V. Ueberroth. The Company’s Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”). The functions of the Corporate Governance and Nominating Committee include the following:

•       recommending nominees to the Board of Directors to stand for election at stockholder meetings or to fill vacancies on the Board;

•       reviewing on a continuing basis, and at least once a year, the structure of the Board and Committees thereof to assure continuity and to assure that the proper skills and experience are represented on the Board and Committees;

•       developing standards to be applied in making determinations as to the existence of material relationships between the Company and its directors and reviewing any potential conflicts of Board members;

•       recommending to the Board the directors to serve on the various Board Committees;

•       developing corporate governance guidelines for the Company and reviewing those principles at least once a year; and

•       overseeing the Board’s self-evaluation process.

See “Election of Directors—Nomination Process” above for a description of the Committee’s nomination process.

Diversity Committee

The members of the Diversity Committee are Robert L. Johnson (Chair), Stephen F. Bollenbach, Peter M. George, Dieter Huckestein and Donna F. Tuttle. The functions of the Diversity Committee include the following:

•       developing and implementing policies and programs oriented specifically toward assuring equality of opportunity in all facets of the Company’s business;

•       encouraging opportunities to increase the diversity of the Company’s workforce; and

•       supervising the Company’s efforts to increase its business ties to female and minority-owned suppliers and service providers.

2004 Meetings

The Company’s Board of Directors and Committees thereof had the following number of meetings during 2004:

•       Board of Directors (6);

•       Audit Committee (4);

•       Compensation Committee (8);

•       Corporate Governance and Nominating Committee (5); and

•       Diversity Committee (5).

In addition to the meetings of the Audit Committee referenced above, the Audit Committee has delegated certain responsibilities to the Committee Chair who met with management and the Company’s independent registered public accounting firm and internal auditors periodically during 2004.

During 2004, each director attended 75% or more of the aggregate number of meetings of the Board and the Committees on which he or she served, except for Messrs. Michels and Myers who attended 67% and 60% of such meetings, respectively. It is the Company’s policy to encourage attendance at the Company’s annual meeting of stockholders by all of its directors who are able to attend. Each of the Company’s directors attended the 2004 annual meeting of stockholders, except for Mr. Johnson.

Board Compensation

Effective as of January 1, 2005, each non-employee director of the Company will be paid an annual board retainer fee of $50,000, except for Mr. Michels who does not receive any director fees in accordance with the alliance agreements between the Company and Hilton Group plc. See footnote 1 under

“Nominees and Continuing Directors” above. In addition, each such non-employee director will receive an annual committee retainer fee of $8,000 for membership on each Committee of the Board on which he or she serves and the Chair of each Committee will receive an annual chair retainer fee of $5,000, except that the Chair of the Audit Committee will receive an annual chair retainer fee of $17,000 rather than $5,000. Directors receive no additional fees for attending meetings of the Board or its Committees. The Company’s directors also have access to charter aircraft for travel to and from Board and Committee meetings and are entitled, with certain exceptions, to complimentary rooms and food and beverage when staying at Company owned, managed and franchised properties for personal purposes.

Barron Hilton, the Company’s Co-Chairman of the Board, received a salary of $212,500 in 2004, as well as office space and secretarial support. Effective June 1, 2004, Mr. Hilton’s annual salary was reduced from $300,000 to $150,000 to reflect his change in duties from Chairman to Co-Chairman of the Board of the Company. Mr. Hilton does not receive a bonus and has not been granted any stock options or stock units under the Company’s equity compensation plans.

Directors’ Stock and Deferred Retainer Plan

The Company’s Directors’ Stock and Deferred Retainer Plan provides non-employee directors the right to elect to receive their annual retainer fees in the form of: (i) cash; (ii) the Company’s common stock payable on a quarterly basis; or (iii) deferred units that are payable in shares of the Company’s common stock on a one-for-one basis subsequent to a director’s retirement from the Board of Directors. As of December 31, 2004, the following directors held the indicated number of deferred units under the Directors’ Stock and Deferred Retainer Plan: Mr. Crown—8,109; Mr. George—8,109; Mr. Lambert—6,669; and Mr. Notter—4,054.

1997 Independent Director Stock Option Plan

The Company’s 1997 Independent Director Stock Option Plan provides for annual grants of stock options to non-employee directors of the Company. Each option is exercisable immediately upon grant. The Company granted stock options under the 1997 Plan to non-employee directors from 1997 until 2003. Since the Company’s non-employees directors are eligible to participate in the Company’s 2004 Omnibus Equity Compensation Plan, no grants were made in 2004 under the 1997 Plan and the Board has determined that no additional stock options will be granted under the 1997 Plan. The 1997 Plan is administered by the full Board of Directors, acting by a majority of its members, and expires on July 31, 2007. See “Security Ownership of Certain Beneficial Owners and Executive Officers” above and “2004 Omnibus Equity Compensation Plan” below.

2004 Omnibus Equity Compensation Plan

In 2004, each of the following non-employee directors received a grant of 1,600 shares of the Company’s common stock under the 2004  Omnibus Equity Compensation Plan: Messrs. Crown, George, Johnson, Lambert, Notter, Ueberroth and Young, and Ms. Tuttle. In January 2005, the Board approved a formula for calculating annual grants to non-employee directors under the 2004 Plan. Beginning in 2005, non-employee directors will receive a number of shares of the Company’s common stock equal to $30,000 divided by the fair market value of the Company’s common stock on the date of grant each year, which is generally the date of the annual meeting of stockholders. Directors receiving this grant will be required to hold these shares before disposition for a period ending on the earlier of: (i) three years from the date of grant or (ii) the date such director ceases to be a member of the Board of Directors of the Company.

Directors’ Retirement Benefit Plan

Certain of the Company’s directors have accrued benefits under the Directors’ Retirement Benefit Plan. In 1997, the Company amended this Plan to cease the accrual of benefits thereunder and to convert each director’s vested interest in the Plan into phantom stock units which will be paid in cash upon the director’s retirement.

Compensation Committee Interlocks and Insider Participation

During 2004, A. Steven Crown, John L. Notter, Donna F. Tuttle, Peter V. Ueberroth and Sam D. Young served as members of the Compensation Committee of the Board of Directors. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries.

Corporate Governance Guidelines

The Company’s Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) in accordance with the listing standards of the NYSE. The Guidelines address such matters as director responsibilities; Board composition and director qualification standards; selection of the Chairman of the Board and Chief Executive Officer; selection of director nominees; director compensation and retirement; executive sessions of the Board; Board committees; director access to management, auditors and advisors; director orientation and continuing education; management succession; and the annual performance evaluation of the Board. The Guidelines are posted on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to our officers, employees and directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions. This Code of Ethics is posted on our internet website at www.hiltonworldwide.com (click on  “Investor Relations,”  then “Corporate Governance”).

Director Independence

The Board of Directors has adopted a standard of independence for directors. This standard incorporates all of the requirements for director independence contained in the NYSE listing standards, as well as certain additional requirements established by the Board, and is set forth below:

•       A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•       A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•       A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

•       A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•       A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•       A director who is employed at another company at which any executive officer of the Company serves as a director is not independent until three years after the end of such relationship.

•       A director who has a contractual seat on the Company’s Board and is a party to a voting agreement requiring such director to vote along with the Company’s management is not independent until three years after the end of such arrangement.

Based upon the independence standard described above, the Board has affirmatively determined that the following directors and nominees are “independent”: Barbara Bell Coleman, A. Steven Crown, Benjamin V. Lambert, John H. Myers, John L. Notter, Donna F. Tuttle, Peter V. Ueberroth and Sam D. Young. The Company’s independent directors and nominees as determined by the Board constitute a majority of the Board and all of the members of the Company’s Audit, Compensation and Corporate Governance and Nominating Committees.

While the Board has determined that Mr. Lambert currently satisfies the independence standard, this determination may change as a result of the consummation of the potential sale by the Company of certain properties for which Eastdil Realty Company, LLC has been engaged as broker. Mr. Lambert is Chairman and Chief Executive Officer of Eastdil. At this time, it is not certain whether any or all of these properties will be sold, or if sold, that compensation payable to Eastdil would be in an amount that would cause Mr. Lambert to be no longer considered independent under the independence standard established by the Board. See “Certain Relationships and Related Transactions” below.

Lead Independent Director

The Company’s Board of Directors has designated a lead independent director to be chosen for each Board meeting by rotation among the members of the Corporate Governance and Nominating Committee. The duties of the lead independent director include presiding at any meeting of the Board at which a Co-Chairman of the Board is not present, presiding at the executive sessions of the Board, acting as a liaison between the Co-Chairmen and the independent directors of the Board, and approving meeting agenda and schedules to assure that there is sufficient time for discussion of all agenda items at Board meetings.

Executive Sessions

The Company’s non-management directors meet from time to time in regularly scheduled executive sessions without management. The presiding director at each executive session of non-management directors is the lead independent director chosen for that Board meeting.

Communications with Directors

The Company’s Board of Directors has adopted a process for stockholders to send communications to Board members. For information with respect to communicating with the Company’s directors, see “Stockholder Communications with our Board of Directors” which is available on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Certain Relationships and Related Transactions

In 2004, the Company approved the investment of $20 million in the RLJ Urban Lodging Fund, a hotel investment fund created by RLJ Development, LLC (“RLJ”). The Company has also entered into long-term franchise and management agreements with RLJ which provide for the management of eight hotel properties by the Company on terms substantially similar to such agreements entered into by the Company with unaffiliated third parties. During 2004, the Company received $5,870,000 in management, franchise and system fees from RLJ relating to these eight properties and one additional Company-branded property franchised by RLJ. Robert L. Johnson, a director of the Company, is the Chairman and Chief Executive Officer of RLJ.

The Company manages eight Doubletree hotels which are owned, directly or indirectly, by General Electric Pension Trust and subsidiaries thereof (collectively, “GEPT”). In 2004, the Company received a total of $13,374,000 in management and system fees from the owners of these eight hotel properties and one additional property that was sold in December 2004. Two of these hotels are leased by entities that are owned 80% by the Company and 20% by GEPT. In 2004, the lessees under these two leases paid the GEPT entities owning the hotels a total of $4,915,000 in lease payments. John H. Myers, a director of the Company, is the President and Chief Executive Officer of GE Asset Management Incorporated, a trustee of GEPT, a director of GE Capital Services, Inc. and a Vice President of General Electric Company. GE Asset Management Incorporated, GEPT and GE Capital Services, Inc. are subsidiaries of General Electric Company.

From January through August 2004, the son of Barron Hilton, the Company’s Co-Chairman of the Board, leased an apartment at the Waldorf=Astoria, which hotel is wholly owned by the Company. Pursuant to the terms of a lease agreement that the Company believes reflected the fair market value of the apartment, Mr. Hilton’s son paid a total of $237,000 in lease payments to the Waldorf=Astoria in 2004.

In January 2005, the Company engaged Eastdil Realty Company, LLC to act as its broker to arrange the sale of certain hotel properties owned by the Company. There is no assurance that any of such properties will be sold. Benjamin V. Lambert, a director of the Company, is the Chairman and Chief Executive Officer of Eastdil.

In January 2005, the Company announced sponsorship of the U.S. Olympic Committee through 2008. Peter V. Ueberroth, a director of the Company, serves as Chairman of the Board of the U.S. Olympic Committee.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or incorporates such Report by reference therein.

Audit Committee Report

As part of its ongoing activities, which are described above under “Information Concerning the Board of Directors and Certain Committees—Audit Committee,” the Audit Committee has:

•       Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2004;

•       Discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2004, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•       Received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence

Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm their independence.

On the basis of these reviews and discussions, the Audit Committee approved the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of the services described below under “Audit Fee Summary” is compatible with maintaining the principal accountant’s independence.

All Audit Committee members have approved this report:

John L. Notter (Chair)
A. Steven Crown
John H. Myers
Sam D. Young

Audit Fee Summary

The following table sets forth the aggregate fees billed by Ernst & Young LLP for services rendered to the Company during 2003 and 2004:

	2003	2004
	(in $ millions)
Audit Fees	1.24	2.04
Audit-Related Fees(1)	0.59	0.85
Tax Fees	—	—
All Other Fees(2)	0.16	0.08
Total Fees	1.99	2.97

(1)          Audit-related fees include audits of subsidiaries, benefit plan audits, comfort letters and consents and other audit services. In 2004, audit-related fees also include SAS 70 attestation services (including fees to be paid by certain third party property owners.)

(2)          All other fees include consultations on energy saving opportunities at hotel properties.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, either as a Committee or through delegation of such authority to the Committee Chair, provided that the Committee Chair report any such pre-approvals at the next scheduled Audit Committee meeting. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm and the fees for the services performed in accordance with this pre-approval policy. The Audit Committee or Committee Chair may also pre-approve particular services on a case-by-case basis. All of the services performed by the independent registered public accounting firm as set forth under “Audit Fee Summary” above, were approved by the Audit Committee in accordance with the policy described above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation earned by or paid to the Company’s Named Officers for services rendered to the Company for the three years ended December 31, 2004.

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(4)		Other Annual Compensation ($)		Restricted Stock Awards ($)(5)	Securities Underlying Options/SARS (#)(6)	All Other Compensation ($)(7)
Stephen F. Bollenbach(1)	2004	1,000,000	2,251,024	(8)	—		—	—	157,916
Co-Chairman of the	2003	1,000,000	2,000,000	(8)	—		—	—	105,502
Board and Chief Executive	2002	1,000,000	1,000,000	(8)	115,801	(9)	—	—	102,011
Officer
Matthew J. Hart(2)	2004	691,509	567,769		—		652,500	—	66,191
President and	2003	625,131	443,668		—		—	128,500	54,383
Chief Operating Officer	2002	608,400	319,410		—		—	125,000	54,484
Dieter Huckestein(3)	2004	530,685	467,778		—		1,356,000	—	52,751
Executive Vice President	2003	481,190	341,511		—		—	98,900	31,410
and President—Hotel	2002	468,312	245,864		—		—	100,000	30,749
Operations Owned and Managed
Thomas L. Keltner	2004	529,957	461,181		—		1,381,000	—	52,385
Executive Vice President	2003	472,321	335,217		129,920	(10)	106,576	97,100	43,045
and President—Brand	2002	459,680	241,332		—		100,014	100,000	8,000
Performance and Development Group
Madeleine A. Kleiner	2004	456,066	385,848		—		275,000	—	17,065
Executive Vice President,	2003	411,000	314,356		—		—	84,500	17,985
General Counsel and	2002	400,000	210,000		—		639,900	—	18,517
Corporate Secretary

(1)   Effective as of May 2004, Mr. Bollenbach’s title changed from President and Chief Executive Officer to Co-Chairman of the Board and Chief Executive Officer.

(2)   Effective as of May 2004, Mr. Hart’s title changed from Executive Vice President and Chief Financial Officer to President and Chief Operating Officer.

(3)   Effective as of February 2005, Mr. Huckestein’s title changed from Executive Vice President and President—Hotel Operations Owned and Managed, to Chairman and Chief Executive Officer of Conrad Hotels and President of the Hilton Global Alliance.

(4)   Awards of bonuses pursuant to the Company’s Annual Incentive Plan are made by the Compensation Committee. All bonuses awarded pursuant to such Plan or otherwise, whether paid prior or subsequent to any fiscal year-end, are attributed in this table to the year in which they were earned.

(5)   Represents stock units (“Units”) awarded by the Company in 2004 under its 2004 Omnibus Equity Compensation Plan (the “2004 Plan”) and awarded by the Company in 2002 and 2003 under its Supplemental Retirement and Retention Plan (the “SRRP”), calculated based on the fair market value of the Company’s common stock on the date of grant. Each grant of Units vests 25% per year over a four-year period, except for the following grants: (i) 17,316 Units granted to Mr. Huckestein in 2004 vest in equal annual installments over a three-year period; (ii) 57,720 Units granted to Mr. Huckestein in 2004 vest in a single installment on June 18, 2007; and (iii) 57,720 Units granted to Mr. Keltner in 2004 vest in a single installment on June 18, 2007. Each grant of Units entitles the grantee to receive shares of the Company’s common stock on a one-for-one basis. Grants of Units under the SRRP entitle the recipient to receive shares of common stock upon retirement, with limited distribution available during employment. Each grant of Units also provides for an upward adjustment in the number of Units in a participant’s account based upon dividends and distributions paid by the Company with respect to the underlying shares of common stock, from the date of grant. The Company has granted Mr. Bollenbach Units pursuant to his employment agreement. The terms of the Units granted to Mr. Bollenbach are substantially similar to Units granted under the SRRP, except that Units granted to Mr. Bollenbach vest 20% per year over a five-year period. Based on the closing price of the Company’s common stock on the NYSE on December 31, 2004 of $22.74 per share, the aggregate number and value of all Units credited to the account of the Named Officers on such date were as follows: Mr. Bollenbach—721,268 shares and $16,401,634; Mr. Hart—355,914 shares and $8,093,484; Mr. Huckestein—330,922 shares and $7,525,166; Mr. Keltner—236,731 shares and $5,383,263; and Ms. Kleiner—70,750 shares and $1,608,855. See “Retirement Plans—Supplemental Retirement and Retention Plan” and “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” below. See also “Long-Term Incentive Plans—Awards in Last Fiscal Year” below with respect to grants of performance units not included in the Summary Compensation Table.

(6)   Although the Company’s Stock Plans permit grants of stock appreciation rights, no such grants have been made.

(7)   Includes matching contributions made by the Company for the Named Officers under the Company’s 401(k) Savings Plan and Executive Deferred Compensation Plan, which provide benefits to eligible employees, including the Named Officers. See “Retirement Plans—Other Benefit Plans” below.

(8)   The entire amount of these bonuses was deferred by Mr. Bollenbach, except for $1,920,000 in 2004 paid under the Company’s Annual Incentive Plan. The deferred bonus amount for 2004 includes a one-time cash signing bonus and a special cash bonus pursuant to the terms of Mr. Bollenbach’s employment agreement. See “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” below.

(9)   Includes $55,956 applied to the purchase of a Company vehicle and $42,491 attributed to personal use of Company aircraft, pursuant to Mr. Bollenbach’s employment agreement.

(10) Includes $76,281 paid by the Company to Mr. Keltner for relocation expenses related to the sale of his prior residence and $35,415 for the payment of taxes by Mr. Keltner in connection therewith.

Option Grants in Last Fiscal Year

The Company made no stock option or stock appreciation right grants to the Named Officers in 2004. See “Compensation Committee Report on Executive Compensation—Long-Term Incentive Program” below.

Long-Term Incentive Awards in Last Fiscal Year

The following table sets forth information regarding grants of performance units to the Named Officers in 2004.

Long-Term Incentive Plans—Awards In Last Fiscal Year

	Number of	Performance or Other Period until Maturation or	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Shares(1)	Payout	Minimum ($)	Target ($)	Maximum ($)
Stephen F. Bollenbach	—	—	—	—	—
Matthew J. Hart	37,662	1/5/07	163,125	652,500	978,750
Dieter Huckestein	17,316	1/5/07	75,000	300,000	450,000
Thomas L. Keltner	18,759	1/5/07	81,250	325,000	487,500
Madeleine A. Kleiner	15,873	1/5/07	68,750	275,000	412,500

(1)          The performance units listed were granted pursuant to the 2004 Omnibus Equity Compensation Plan and are not included in the “Summary Compensation Table” above. Each grant vests in full on January 5, 2007 and entitles the grantee to receive shares of the Company’s common stock on a one-for-one basis if specified performance goals are met. The Compensation Committee has approved performance goals for the listed grants which measure the Company’s total stockholder return against the composite stockholder return of an index of comparable companies over the performance period. Depending upon the achievement of the performance goals, the actual number of shares issued to the Named Officers under the 2004 Plan may vary from the target payout according to the above table. If the threshold performance goals are not achieved, no shares will be paid for grants of performance units under the 2004 Plan.

Option Exercises and Values for 2004

The following table sets forth information with respect to the exercised and unexercised options to purchase common stock granted under the Company’s Stock Plans to the Named Officers, and held by them at December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Shares Acquired			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name	On Exercise		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen F. Bollenbach	4,000,000	(2)	$25,740,000	—	2,000,000	—	—
Matthew J. Hart	—		—	575,725	158,875	$4,392,839	$1,728,221
Dieter Huckestein	396,725	(2)	$1,920,148	55,600	124,175	$171,930	$1,350,782
Thomas L. Keltner	—		—	68,025	122,825	$789,643	$1,336,108
Madeleine A. Kleiner	50,000	(2)	$534,365	71,125	63,375	$876,004	$688,886

(1)          Based on the fair market value of $22.74, which represents the closing price of the Company’s common stock on the NYSE on December 31, 2004.

(2)          Indicates number of options exercised for cash consideration.

The following Compensation Committee Report on Executive Compensation and Stockholder Return Performance Graph do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or incorporates such Report and Graph by reference therein.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Company’s Compensation Committee (the “Committee”) establishes and monitors policies and procedures regarding compensation programs. The Committee also approves actions associated with these programs affecting the Named Officers and other senior officers of the Company (the “Executive Group”).

The Company’s executive compensation program is designed to closely link executive compensation to:

•       specific earnings goal achievement for the Company and its business units;

•       common stock price appreciation; and

•       individual goal achievement.

This direct link between pay and performance focuses executives on factors that drive the Company’s financial success and create incremental stockholder value.

Key components of the Company’s executive compensation program include:

•       base salary;

•       annual performance bonus; and

•       long-term incentive compensation.

Prior to 2004, the Company’s long-term incentive compensation had consisted primarily of stock options and supplemental retirement benefit units. The 2004 Omnibus Equity Compensation Plan (the “2004 Plan”), which was approved by the Company’s stockholders at the 2004 annual meeting, provides for long-term incentive compensation in the form of stock units, performance units, stock options and other types of stock-based awards. In 2004 and 2005, grants under the 2004 Plan consisted of stock units and performance units, except for a 2005 stock option grant to Mr. Bollenbach pursuant to the terms of his employment agreement with the Company. See “Chief Executive Officer Compensation” below.

The Committee targets total compensation (i.e., the sum of base salary, annual performance bonus, grants of stock-based awards and benefits) at a level comparable to a “competitive market.” During 2004, the competitive market consisted of large publicly-traded hotel companies, as well as selected companies in the hospitality, leisure, real estate and consumer products industries, comparable in size to the Company. The Committee uses a broad comparison of this type to reflect the marketplace in which the Company competes for executive talent.

The Committee seeks to attract, retain and motivate employees by providing target compensation at a level comparable to the competitive market described above. Actual total compensation paid to the Executive Group may exceed or fall below competitive levels, both annually and over time, based on various factors including:

•       the Company’s financial performance;

•       the Company’s common stock performance;

•       performance of the executive’s area of responsibility;

•       individual executive performance;

•       the executive’s experience in his or her role; and

•       the executive’s length of service with the Company.

The Company establishes target total compensation levels by periodically reviewing market compensation data prepared by independent compensation consultants. The Committee believes that 2004 compensation levels reflect both the competitive market and individual performance, experience and tenure of each Named Officer. In establishing compensation levels for the Company’s executive officers, the Committee takes into consideration all forms of compensation, including salary, bonus, the value of outstanding equity awards, change in control payment opportunities, supplemental executive retirement benefits and any perquisites.

Base Salary

The Named Officers (other than Mr. Bollenbach who is covered by an employment agreement) received annual salary increases in 2004 that reflected both the competitive market and each Named Officer’s individual performance, experience and tenure. On January 26, 2005, the Committee approved salary increases of 3.5% for each Named Officer (other than Mr. Bollenbach), except for Mr. Hart who received a 9.7% increase to reflect his increased responsibilities as the Company’s President and Chief Operating Officer.

Annual Incentive Plan

The Company’s stockholders approved the Annual Incentive Plan (the “Incentive Plan”) at the 2004 annual meeting of stockholders. Pursuant to the Incentive Plan, the Company’s executive officers are eligible for cash bonus awards if objective performance goals established by the Committee are met. For 2004, the Committee established the performance goal as the achievement by the Company of at least 85% of budgeted earnings on a consolidated basis before interest, taxes, depreciation and amortization (“EBITDA”). The Committee selected EBITDA as the performance measure because the Committee believes that EBITDA is a good measure of the Company’s operating performance during the year. The Committee also established the total amount of the bonus pool available to the Company’s executive officers as .60% of 2004 EBITDA reported by the Company. On January 26, 2005, the Committee certified that the performance goal for 2004 was achieved, and approved bonus payments to the Named Officers as set forth in the “Summary Compensation Table” above.

On March 23, 2005, the Committee established the 2005 performance goal for the eligibility of executive officers for bonus awards under the Incentive Plan. The performance goal for 2005 is 85% of the Company’s budgeted EBITDA for 2005 and the bonus pool amount of potential bonuses for all executive officers is .60% of the Company’s reported EBITDA for 2005. The maximum award payable to any executive officer will not exceed 50% of the bonus pool amount and the total of all awards paid to executive officers will not exceed 100% of the bonus pool amount.

Long-Term Incentive Program

Prior to 2004, the Company’s long-term incentive program consisted historically of grants of stock options and supplemental retirement benefit units at the discretion of the Committee. In 2004, the Company’s stockholders approved the 2004 Plan which provides for grants of stock units, performance units, stock options and other stock-based awards.

In 2004, the Committee engaged an independent compensation consultant to review the Company’s long-term incentive compensation practices. Based upon this review, the Committee determined that  stock units and performance units are an effective way to encourage grantees to focus on and contribute to increasing value for the Company’s stockholders, and that these awards should be a significant part of the Company’s long-term incentive compensation program pursuant to the 2004 Plan. Therefore, the Committee approved grants of stock units and performance units as the form of long-term incentive compensation awarded to the Company’s executive officers, senior officers and certain employees in 2004.

The timing and size of grants of stock units, performance units and stock-based awards have been based upon:

•       Company performance;

•       individual performance;

•       “competitive market” practices; and

•       grant size in prior years.

The weighting of these factors varies and is subjective. The Company awarded an aggregate of 294,660 stock units and performance units at the target level to the Named Officers during 2004 pursuant to the 2004 Plan. The Company did not grant any stock options in 2004. See “Executive Compensation—Summary Compensation Table” and “Long-Term Incentive Plans—Awards in Last Fiscal Year” above.

On January 26, 2005, the Committee approved the following grants by the Company of both stock units and an identical target amount of performance units to the Named Officers (other than Mr. Bollenbach who receives grants pursuant to the terms of his employment agreement): Mr. Hart—29,292 units; Mr. Huckestein—13,862 units; Mr. Keltner—17,478 units; and Ms. Kleiner—12,392 units. The stock unit grants vest in equal annual installments over four years, except for the grant to Mr. Huckestein which vests in three equal annual installments.

Stock units represent the right of the recipient to receive shares of the Company’s common stock on a one-for-one basis, subject to vesting restrictions in order to encourage retention. The value of stock units granted under the 2004 Plan is directly tied to the value of the Company’s stock price, thereby ensuring that the financial interests of grantees and stockholders are closely aligned.

Performance units represent the right of the recipient to receive shares of the Company’s common stock on a one-for-one basis, if specified performance goals are met and vesting restrictions are satisfied. Performance unit grants are payable from 0% to 150% of the target amount depending upon the level of achievement of performance goals established by the Committee. For grants in 2004, the Committee established a three-year performance and vesting period and a performance goal tied to the aggregate stockholder return of the Company’s common stock compared to the weighted stockholder return of an index of companies comparable to the Company. For 2005 grants, the Committee established a three-year performance and vesting period and three equally weighted performance goals based on total Company stockholder return in relation to a comparable group of companies, total Company EBITDA margin, and Company return on total capital. In establishing the performance goals for the 2005 grants, the Committee included two Company financial goals along with the total stockholder return index in order to align the performance goals more closely with the execution by management of the Company’s overall strategy.

Chief Executive Officer Compensation

On November 11, 2004, the Committee approved, and the Company and Stephen F. Bollenbach, the Company’s Co-Chairman of the Board and Chief Executive Officer, entered into an Amended and Restated Employment Agreement, as subsequently amended as of January 27, 2005 (the “Employment Agreement”). The Company hired Mr. Bollenbach as President and Chief Executive Officer in February 1996, and entered into an employment agreement with him at that time which was subsequently amended. The Employment Agreement amends Mr. Bollenbach’s previous employment agreement and a letter agreement dated May 23, 2002 pursuant to which Mr. Bollenbach agreed to provide consulting services to the Company.

The Employment Agreement provides for a term of employment of Mr. Bollenbach as the Company’s Chief Executive Officer beginning on January 1, 2005 and ending on December 31, 2007 (the “Employment Period”), unless earlier terminated. The Employment Agreement also provides that Mr. Bollenbach will provide consulting services to the Company for a five-year period beginning on his retirement date or any earlier date of termination (the “Consulting Period”).

The Committee met with independent compensation consultants and reviewed market compensation information prepared by such consultants to ensure that Mr. Bollenbach’s compensation is comparable with that of the chief executive officers of competitive companies. The Committee reviewed Mr. Bollenbach’s total compensation package including salary, bonus, perquisites, anticipated values of prior equity grants at time of grant and actual value delivered, and changes in the executive compensation market. The Employment Agreement establishes a minimum annual base salary for Mr. Bollenbach of $1,000,000 and targets an annual bonus opportunity of 100% of base salary, with a maximum bonus opportunity of 200% of base salary. Mr. Bollenbach’s bonus opportunity depends upon the achievement by the Company of objective performance goals established by the Committee. To the extent that Mr. Bollenbach’s total compensation (salary and bonus) in any year exceeds $1,000,000 as determined under Section 162(m) of the Internal Revenue Code, the excess amount will be deferred and paid to Mr. Bollenbach when the Company is no longer subject to the Federal income tax deduction limits imposed by Section 162(m), as discussed below.

Consistent with the May 23, 2002 letter agreement, Mr. Bollenbach will receive an annual consulting fee of $500,000 and be provided with office space and secretarial support during the Consulting Period. The Company’s obligation to pay Mr. Bollenbach during the Consulting Period is conditioned upon Mr. Bollenbach not breaching certain covenants contained in his Employment Agreement, including certain non-compete provisions. Pursuant to the Employment Agreement and in connection with the termination of the split-dollar life insurance policy described below, Mr. Bollenbach was awarded a one-time cash signing bonus of $193,194 and a special cash bonus of $137,830 in January 2005. Mr. Bollenbach will also receive a special cash bonus of $137,830 payable each January ending in January 2009, regardless of whether he is an employee of or consultant to the Company on any special bonus payment date.

As described above under “Annual Incentive Plan,” the Committee established the 2004 performance goal for the eligibility of the Company’s executive officers, including Mr. Bollenbach, for bonus awards under the Incentive Plan. On January 26, 2005, the Committee certified that the performance goal was achieved and approved a bonus to Mr. Bollenbach of $1,920,000. Mr. Bollenbach’s bonus constituted 31% of the total bonus pool available to the executive officers under the Incentive Plan. The total amount of bonuses paid to Mr. Bollenbach in January 2005 of $2,251,024, when added to his 2004 salary of $1,000,000, totals $3,251,024. Pursuant to the Employment Agreement, $331,024 of such bonus amount was deferred since the amount would not otherwise be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code. The Employment Agreement provides that any amount of bonus deferred is credited, from the date it would otherwise have been paid to the date the deferred amounts are paid, with interest at a floating rate equal to a prime lending rate. The Employment Agreement also provides that Mr. Bollenbach may elect to have such deferred compensation invested in phantom shares of the Company’s common stock on a book entry account basis. Mr. Bollenbach elected to have his deferred bonus invested in such phantom shares in 2000, which had an equivalent cash value equal to 150,893 shares of the Company’s common stock as of December 31, 2004.

In each year of the Employment Period (subject to Mr. Bollenbach’s continued employment), Mr. Bollenbach will be granted stock options to purchase 400,000 shares of common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the applicable grant date. Each option will become exercisable upon the earlier of: (i) December 31, 2007 and (ii) termination of Mr. Bollenbach’s employment without cause, or due to his death or disability, his resignation for good reason, or upon a change of control of the Company (each a “Triggering Event”), but in any case only if Mr. Bollenbach is continuously employed through the earlier of such dates. The initial grant of stock options to purchase 400,000 shares was made on January 26, 2005, at an exercise price of $22.19 per share.

In each year of the Employment Period (subject to Mr. Bollenbach’s continued employment), Mr. Bollenbach will be granted performance units (the “Performance Shares”) that equate, at “targeted performance,” to 140,000 shares of the Company’s common stock. The initial grant of 140,000 Performance Shares was made on January 26, 2005. The actual number of shares to be earned with respect to each grant will be determined based upon the level of achievement of performance goals established by the Committee. For the 2005 grant, the Committee has established three equally weighted performance goals based on total Company stockholder return in relation to a comparable group of companies, total Company EBITDA margin, and Company return on total capital. Each grant of Performance Shares will vest on the last day of the third year of the relevant performance period, provided Mr. Bollenbach is employed until December 31, 2007. In addition, each grant of Performance Shares will also vest upon a Triggering Event.

On December 31, 1998, upon completion of the spin-off of the Company’s gaming business and pursuant to Mr. Bollenbach’s then existing employment agreement, Mr. Bollenbach was granted 2,000,000 stock options under the Company’s 1996 Stock Incentive Plan that have an exercise price of $27.52676, which is equal to 150% of the Company’s common stock closing price on the date such grant was approved (July 9, 1998) and approximately 200% of the closing price on the date of actual grant, ratably reduced to reflect the Company’s spin-off. The Employment Agreement provides that these options will vest and become fully exercisable on December 31, 2007, rather than on September 30, 2008 as provided in the previous employment agreement. To the extent these options are not already vested, they will become fully vested and exercisable in the event of a change of control of the Company provided that Mr. Bollenbach has not breached certain covenants contained in the Employment Agreement. For additional information, see “Change of Control Agreements” below.

No options, stock units or performance units were granted to Mr. Bollenbach in 2004.

The Employment Agreement provides for the termination of the split-dollar arrangement on a $10 million face amount, last to die, variable life insurance policy on the lives of Mr. Bollenbach and his spouse (the “Supplemental Policy”) provided for under the previous employment agreement. The Company withdrew from the Supplemental Policy the maximum amount that could be withdrawn without incurring any surrender charges or terminating the Supplemental Policy. Mr. Bollenbach has paid to the Company the cash surrender value that remained in the Supplemental Policy. The split-dollar arrangement was terminated on the withdrawal date, with the effect that: (i) the Company released its collateral interest in the cash surrender value of the Supplemental Policy; (ii) the Company has no obligation to make any premium contributions to the Supplemental Policy; and (iii) Mr. Bollenbach has unfettered ownership interest in the Supplemental Policy.

The Employment Agreement continues the terms of Mr. Bollenbach’s supplemental retirement benefit in the form of a phantom interest in 700,000 shares of the Company’s common stock, payable to Mr. Bollenbach upon his retirement in shares of the Company’s common stock plus any dividends or distributions paid by the Company on the underlying shares of common stock. This benefit is earned 20% for each year Mr. Bollenbach is employed through June 30, 2005, unless his employment is terminated following a change of control of the Company, in which case he will become fully vested in such benefit. Mr. Bollenbach is currently 80% vested in such phantom interest. To the extent the value of such shares of the Company’s common stock increases or decreases, the retirement benefit will also increase or decrease.

In the event Mr. Bollenbach’s employment is terminated due to his death or disability, he will receive the accelerated vesting of equity awards described above and payment of any deferred compensation.

In the event Mr. Bollenbach’s employment is terminated by the Company without cause or Mr. Bollenbach resigns for good reason, each in the absence of a change of control of the Company, he will receive, in addition to the accelerated vesting of equity awards described above, payment of any deferred compensation, benefit continuation for the remainder of the Employment Period and a cash payment equal to his base salary for the balance of the Employment Period and a pro-rated bonus.

In the event Mr. Bollenbach’s employment is terminated by the Company without cause or Mr. Bollenbach resigns for good reason, each following a change of control of the Company, he will receive, in addition to the accelerated vesting of equity awards described above, payment of any deferred compensation, benefit continuation for the remainder of the Employment Agreement and a lump sum cash payment equal to three times his base salary and three times the higher of: (i) the annual bonus paid to him for the last full fiscal year ending during the Employment Period and (ii) the annual bonus paid to him for the fiscal year prior to the change of control. If any payment to Mr. Bollenbach would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will be entitled to an additional payment in an amount such that after his payment of all taxes he receives the same amount of compensation he would have received in the absence of any taxes.

The Company’s obligation to make the payments described above (including the accelerated vesting of Mr. Bollenbach’s equity awards) to Mr. Bollenbach upon his termination of employment without cause or due to his death or disability, whether or not in connection with a change of control of the Company, is conditioned upon Mr. Bollenbach not breaching certain covenants contained in the Employment Agreement.

The Employment Agreement also terminates a letter agreement between Mr. Bollenbach and the Company dated September 10, 2003 in which Mr. Bollenbach agreed, during his tenure as the Company’s Chief Executive Officer, not to transfer 725,484 shares of common stock (the “Shares”) received upon the exercise of stock options granted in 1996. In consideration for Mr. Bollenbach’s agreement to extend his tenure as the Company’s Chief Executive Officer beyond his previously anticipated retirement date of July 1, 2005 for a period of time extending up to December 31, 2007, the Employment Agreement released Mr. Bollenbach from the transfer restriction with respect to the Shares, which were sold by Mr. Bollenbach in November 2004.

The Employment Agreement resulted from arms length negotiations between the Company and Mr. Bollenbach. The Committee believes that the compensation provisions contained in the Employment Agreement were necessary to secure Mr. Bollenbach’s employment and are in the best interests of the Company and its stockholders.

Committee Policy Regarding Compliance with Section 162(m) of the Internal Revenue Code

Federal income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock-based awards, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any year. Under Section 162(m) of the Internal Revenue Code, the deduction limit does not apply to “performance based” payments. “Performance based” compensation payments must be made from a plan administered by a committee of outside directors and be based upon achieving objective performance goals. Additionally, the material plan terms must be approved by stockholders and the committee must certify that the performance goals were achieved before payments are awarded.

The Committee administers the Company’s compensation programs to conform with Section 162(m) so that the total compensation paid to any employee will not exceed $1,000,000 in any one year, unless payments in excess of $1,000,000 qualify as “performance based,” are deferred or are required for sound management. The Company’s Supplemental Retirement and Retention Plan gives participants the right to elect to receive a distribution of common stock under limited circumstances during their employment, which could result in total annual compensation received by an executive officer exceeding the $1,000,000 deduction limit under Section 162(m). To date, none of the Company’s executive officers have made such election under the Supplemental Retirement and Retention Plan or received compensation that exceeds the deduction limit under Section 162(m).

All Compensation Committee members have approved this report:

A. Steven Crown (Chair)
John L. Notter
Donna F. Tuttle
Peter V. Ueberroth
Sam D. Young

STOCKHOLDER RETURN PERFORMANCE GRAPH

The graph below shows the cumulative total stockholder return for the five years ended December 31, 2004, assuming the investment of $100 on December 31, 1999 (and the reinvestment of dividends and common stock equivalents) in each of the Company’s common stock, the S&P 500 Stock Index and the S&P 500 Hotels, Resorts and Cruise Lines Index.

Comparison of Five-Year Cumulative Total Return of
the Company, S&P 500 Stock Index and S&P 500 Hotels, Resorts and Cruise Lines Index

	12/99	12/00	12/01	12/02	12/03	12/04
Hilton Hotels Corporation	$100	$110.80	$116.03	$135.90	$184.21	$245.58
S&P 500 Stock Index	$100	$90.90	$80.09	$62.39	$80.29	$89.03
S&P 500 Hotels, Resorts & Cruise Lines	$100	$80.89	$75.86	$67.94	$103.33	$150.48

RETIREMENT PLANS

Benefits Under Retirement Plans

Effective December 31, 1996, the Company amended its Retirement Plan, Retirement Benefit Replacement Plan and Supplemental Executive Retirement Plan (collectively, the “Retirement Plans”) to provide that employees earn no further benefits under the Retirement Plans. Accordingly, the benefits under the Retirement Plans were based upon compensation and years of service through December 31, 1996. The compensation covered by the Retirement Plans included a participant’s salary, bonus and live-in allowance (if any). Benefits under the Retirement Plan and the Retirement Benefit Replacement Plan were determined according to the highest five consecutive years of compensation through December 31, 1996. Benefits under the Supplemental Executive Retirement Plan were based upon the highest three years of compensation. Compensation above $800,000 paid in any year after 1993 was not included in calculating benefits under the Retirement Plans.

Until April 1, 1994, the Supplemental Executive Retirement Plan and the Retirement Benefit Replacement Plan provided that the present value of a participant’s benefit would be transferred from time to time to a grantor trust established by such officer, along with additional amounts needed to equalize the trust account to the after-tax benefits which would have been provided in the absence of the trust. Such transfers will resume if a change of control of the Company occurs.

Messrs. Bollenbach, Hart and Huckestein are the only Named Officers with any years of service or benefits under the Retirement Plans as of December 31, 2004. Messrs. Bollenbach and Hart each had less than one year of service under the Retirement Plans on December 31, 1996, which is the date that benefits ceased to accrue thereunder. Mr. Huckestein had 11 years of service under the Retirement Plans on such date. Messrs. Bollenbach and Hart have estimated annual benefits under the Retirement Plans at normal retirement age of approximately $17,000 and $10,000, respectively. Mr. Huckestein has estimated annual benefits under the Retirement Plans at normal retirement age of approximately $235,000, a portion of which has previously been paid to him under the grantor trust arrangement described in the prior paragraph.

Supplemental Retirement and Retention Plan

Effective June 1, 2000, the Company adopted the Supplemental Retirement and Retention Plan (the “SRRP”). Under the SRRP, senior officers of the Company may be granted supplemental retirement benefit units (“Units”). The Units vest 25% per year over a four-year period and are payable in shares of the Company’s common stock, on a one-for-one basis, upon the grantee’s retirement, with limited distribution available during employment. The SRRP also provides for an upward adjustment in the number of Units in a participant’s account based upon dividends and distributions paid by the Company with respect to the underlying shares of common stock, from the date of grant. Grants of Units to the Named Officers are set forth above in the Summary Compensation Table under the caption “Restricted Stock Awards.” The Units will become immediately vested in the event of a change of control of the Company, as defined in the SRRP.

Pursuant to his Employment Agreement with the Company, Mr. Bollenbach has been granted supplemental retirement benefit units substantially similar to the awards of Units under the SRRP. See “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” above.

Other Benefit Plans

The Company has adopted an Executive Deferred Compensation Plan (“Deferred Compensation Plan”) and a 401(k) Savings Plan. Under the Deferred Compensation Plan and the 401(k) Savings Plan,

employees may elect to defer compensation which otherwise would have been paid to them. The Named Officers and other officers of the Company eligible to participate in the Deferred Compensation Plan may defer up to 100% of their compensation. Deferred Compensation Plan participants are eligible to receive from the Company a matching contribution of 50% of the first 10% of their deferred compensation in any year. Employees of the Company who participate in the 401(k) Savings Plan receive a matching contribution of 100% of the first 3%, and 50% of the next 2%, of their compensation contributed under the Plan.

CHANGE OF CONTROL AGREEMENTS

General

The Company’s Board of Directors has adopted a Change of Control Agreement (“Control Agreement”) which has been entered into with the Executive Group, including Messrs. Hart, Huckestein and Keltner and Ms. Kleiner (collectively, the “Control Participants”). The Company has terminated Mr. Bollenbach’s Control Agreement and incorporated similar provisions in his Employment Agreement with the Company. See “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” above.

Summary of Provisions

Under the terms of the Control Agreement, upon the occurrence of a Change of Control (as defined below), the Company agrees to continue the employment of each Control Participant for a three-year period, or until the Control Participant’s retirement if earlier (the “Control Employment Period”), in a position which is at least commensurate with the Control Participant’s position prior to the Change of Control. The Company also agrees to provide the Control Participant with base salary, annual bonuses, incentive plan, retirement plan, welfare benefit plan, fringe benefits and other employment policy coverage which is at least equal to the coverage in effect prior to the Change of Control. Under the Control Agreement, each Control Participant will receive payments aggregating up to three times annual salary and bonus if, following a Change of Control, he or she is terminated without cause or terminates for good reason (including, but not limited to, the assignment to such Control Participant of duties inconsistent with his or her position at the time of the Change of Control). The Control Participant is also entitled to receive benefits under the Company’s incentive, savings, retirement, welfare benefit and fringe benefit plans and policies during the remainder of the Control Employment Period.

The Control Agreement continues for renewable three-year terms or until the Control Participant’s normal retirement date, if earlier.

Definition of Change of Control

Under the Control Agreement, a Change of Control with respect to the Company means: (i) the acquisition, within the meaning of Section 13(d) and Rule 13d-1 of the Securities Exchange Act of 1934, as amended (other than from the Company), by any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Barron Hilton or the Conrad N. Hilton Fund), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) a majority of the membership of the incumbent Board of Directors changes other than in the ordinary course; or (iii) there is a dissolution or liquidation of the Company, a sale of substantially all of its assets, or a reorganization, merger or consolidation in which the Company’s stockholders do not own more than 60% of the combined voting power of the company resulting from such transaction.

Tax Payments

If any payment, whether pursuant to the Control Agreement or otherwise (i.e., under Retirement or Stock Plans), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Control Participant shall be entitled to receive an additional payment in an amount such that after payment by the Control Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the additional payment, he or she receives the same amount of compensation pursuant to the Control Agreement which he or she would have received in the absence of any such taxes.

Agreement Not To Compete

Under the Control Agreement, each Control Participant has agreed that, for a period of one year after termination of employment with the Company, he or she will not be employed by, own, operate or otherwise be affiliated with a business actively competing with the Company, or hire the Company’s employees, except with the prior written consent of the Company.

Confidentiality

Under the Control Agreement, each Control Participant agrees to maintain the confidentiality of all secret or confidential information relating to the Company which the Control Participant obtained during his or her employment by the Company.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2004. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005. Although the Company’s Board of Directors is not required to submit the Audit Committee’s appointment of the Company’s independent registered public accounting firm for stockholder approval, the Board has elected to seek ratification by stockholders at the annual meeting of its appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2005. A representative of Ernst & Young LLP is expected to attend the annual meeting where the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required   The affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal will be necessary for the adoption of Proposal 2. In the event that the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider its recommendation of the Company’s independent registered public accounting firm.

Board Recommendation   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2. Proxies solicited by the Company’s Board of Directors will be voted for Proposal 2 unless stockholders specify otherwise.

PROPOSAL 3
STOCKHOLDER PROPOSAL CONCERNING SEVERANCE AGREEMENTS

The Company has been advised that one of its stockholders intends to present a proposal at the annual meeting. The stockholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

The name, address and stock ownership of the proponent will be furnished by the Company promptly upon receiving an oral or written request to the Company’s Secretary. For the reasons set forth in its Statement in Opposition immediately following this stockholder proposal, the Company’s Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Stockholder Proposal

“RESOLVED: that the shareholders of Hilton Hotels Corp. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.”

Stockholder Supporting Statement

“In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.”

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board has evaluated the proposal and believes it is not in the best interests of the Company and its stockholders for this proposal to be adopted and recommends a vote AGAINST this proposal.

The Board believes that the proposal would not enhance stockholder value and is not in the best interests of the Company for the following reasons, as further described below. First, the Compensation Committee of the Board is committed to maximizing stockholder value through its oversight of the Company’s executive compensation programs, which may include the use of severance agreements in executive compensation packages. Second, the Board believes that this proposal would unduly restrict the Board in the execution of its duties, particularly given the difficulties of attaining prior stockholder approval or attracting qualified executives when compensation packages are contingent on later approval. Third, the process of attaining stockholder approval for compensation packages may be expensive, and a poor use of stockholder assets.

The Compensation Committee of the Board, which is composed of five independent directors, assists the Board in its oversight of the Company’s executive compensation programs. These programs are designed not only to attract and retain highly qualified executives but also to align management’s interests with those of stockholders by motivating executives to maximize stockholder value and returns. The

Compensation Committee reviews and approves all severance agreements with executive officers prior to execution, and regularly engages outside compensation consultants to ensure that the Company’s executive compensation programs, including severance arrangements, are appropriate and comparable to those at similarly situated companies.

The Board believes that imposing a stockholder approval requirement on the use of severance agreements would unduly restrict the Board in the execution of its duties to hire, retain and discharge key executives. The Board believes that the Company’s compensation arrangements for executives are comparable to plans at similarly situated companies and that management must continue to have the flexibility to tailor compensation packages to attract and compensate executives. Placing arbitrary ceilings or restrictions on the kind and amount of severance payments the Company may offer, or requiring stockholder approval of the terms of each severance agreement, could result in negative consequences to the Company by unnecessarily limiting the Company’s ability to attract and retain talented executives and inappropriately limiting the flexibility of the Company in certain severance situations. Furthermore, the requirement to make public disclosure of confidential employment negotiations with prospective executives before the material terms are finalized would have a negative impact on the Company’s executive recruiting and would place the Company at a competitive disadvantage.

The Board believes that obtaining prior stockholder approval of such employment agreements would be impractical due to the timing of hiring and termination decisions, which may not coincide with an annual meeting of stockholders. In order to finalize an agreement with an executive and assure his or her hiring or retention, the Company would be required to call a special meeting of stockholders to approve the severance arrangement. The Board believes that calling a special meeting of stockholders to approve a severance arrangement would be expensive and would not be a good expenditure of stockholder assets.

Proponent suggests that the Company could seek stockholder approval after the material terms of the agreement were agreed upon. This would result in the Company being unable to assure the executive that the agreement would be approved, and a candidate could not be sure of the terms of employment until after the stockholder meeting and may be more likely to accept a competing offer with final terms.

Proponent refers to the severance agreements at issue as “golden parachutes.” The Board believes that the use of this term is misleading, in that the proposal defines “future severance agreements” to include a broader group of severance arrangements than are commonly understood to be golden parachutes. The severance agreements described in the proposal include employment agreements containing retirement benefits, while golden parachutes generally refer to compensation arrangements in connection with a change of control.

The Board understands the concern that exists today regarding high levels of executive compensation and severance payments. However, the Board believes that this proposal would unduly hinder the Company’s ability to recruit, motivate and reward qualified executives by restricting the use of an important compensation tool. Accordingly, the Board believes that the Compensation Committee should retain the authority to review the objectives of the Company’s executive compensation programs and approve executive compensation arrangements without having to obtain stockholder approval.

Vote Required

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal. Because this proposal is only a recommendation, however, its approval would not effectuate the changes it describes. The proposal simply urges the Board to seek stockholder approval of any future severance agreements meeting the criteria described in the proposal.

Board Recommendation

For the reasons set forth above, the Board of Directors urges the Company’s stockholders to reject Proposal 3. THE BOARD OF DIRECTORS UNANIMOULSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. Proxies solicited by the Company’s Board of Directors will be voted against adoption of Proposal 3 unless stockholders specify otherwise.

PROPOSAL 4
STOCKHOLDER PROPOSAL CONCERNING ELECTION OF DIRECTORS

The Company has been advised that one of its stockholders intends to present a proposal at the annual meeting. The stockholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

The name, address and stock ownership of the proponent will be furnished by the Company promptly upon receiving an oral or written request to the Company’s Secretary. For the reasons set forth in its Statement in Opposition immediately following this stockholder proposal, the Company’s Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Stockholder Proposal

“Resolved: That the shareholders of Hilton Hotels, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.”

Stockholder Supporting Statement

“Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.”

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board has evaluated this proposal and believes it is not in the best interests of the Company and its stockholders for this proposal to be adopted and recommends a vote AGAINST this proposal.

The plurality voting methodology provides for the election of directors who receive a plurality of the votes of shares present in person or represented by proxy at the annual meeting and entitled to be voted in an election of directors, so long as a quorum is present at the meeting. This methodology, which the proposal seeks to replace, not only has long been the accepted system among companies comparable to the Company, but is also the default system under the laws of the State of Delaware. Plurality voting in elections for directors is known to and understood by stockholders, and used by corporations that have been identified as leaders in corporate governance reforms. The proposal would alter this longstanding and widespread voting procedure for the election of directors. Our Board does not believe that electing directors under a different standard would result in a more effective Board.

The proposal describes an example in which a director is elected who receives a 0.01% affirmative vote, suggesting that the Company’s Board members are being elected by minimal affirmative votes. In fact, the Company has a history of electing strong and independent Boards by a significant majority of votes. For more than the past ten years, every director nominee proposed by the Company has received an affirmative vote of at least 93% of the shares voted in the election of directors.

The Board believes that the proposal could prove unworkable because it could create vacancies on our Board and its Committees if all director nominees do not receive the required vote. Under Delaware law and the Company’s By-laws, any vacancies on the Board could be filled by the affirmative vote of a majority of the remaining directors then in office. The Board believes that the voting system proposed by the proponent could result in a less democratic election of directors than the plurality system the Company currently uses. In addition, the Company is required by the NYSE listing standards to have a majority of independent directors and the charters for its Audit, Compensation and Corporate Governance and Nominating Committees require a minimum number of independent directors. This proposal would change the voting system in a way that could cause the Company to fail to be in compliance with these requirements if certain director nominees do not receive the required votes.

This proposal may also have the unintended consequence of unnecessarily increasing the cost of soliciting stockholder votes. The Company may need to employ a proactive telephone solicitation, a second mailing or other strategy to obtain the required vote to elect a slate of directors. The result could be increased spending by the Company in routine elections which the Board believes would not be a good expenditure of stockholder assets.

The Board believes that implementation of the proposal at this time would be premature because the SEC has already proposed new rules to provide stockholders with greater participation in the annual election of directors. The SEC did not propose to require a majority voting system for electing directors, but instead proposed different mechanisms to permit direct stockholder nominations in specified circumstances. If the SEC’s proposals are adopted, they would more directly and uniformly provide new avenues for stockholder participation in the process for election of directors than the stockholder proposal.

The Company’s Board has a majority of independent directors and its Audit, Compensation and Corporate Governance and Nominating Committees are comprised entirely of independent directors. The Board is committed to good corporate governance practices and has implemented a variety of measures discussed in this proxy statement to strengthen the Company’s governance process. The Board believes the plurality voting standard used by the Company provides an appropriate mechanism for electing an independent Board that is committed to delivering long-term stockholder value.

Vote Required

Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal. Because this proposal is only a recommendation, however, its approval would not effectuate the changes it describes. The proposal requests the Board to take the necessary steps to amend the Company’s By-laws to provide for a new voting standard for the election of directors.

Board Recommendation

For the reasons set forth above, the Board of Directors urges the Company’s stockholders to reject Proposal 4. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. Proxies solicited by the Company’s Board of Directors will be voted against adoption of Proposal 4 unless stockholders specify otherwise.

2006 ANNUAL MEETING OF STOCKHOLDERS

The 2006 Annual Meeting of Stockholders is presently scheduled to be held on May 24, 2006. Any proposals of stockholders intended to be presented at such meeting must be received by the Secretary of the Company no later than December 9, 2005, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy relating to the meeting. For stockholder proposals to be included in the proxy statement, you must comply with the rules of the SEC governing the submission of stockholder proposals.

Under our By-laws, for a stockholder to properly bring business before an annual meeting, including nominations to be made by a stockholder at the annual meeting, such stockholder must submit written notice thereof to the Secretary of the Company not less than 60 days prior to the annual meeting. The notice must contain certain required information as set forth in our By-laws. Our By-laws are filed with the SEC as Exhibits 3.4 through 3.7 to our Annual Report on Form 10-K for the year ended December 31, 2004.

The enclosed proxy card offers the Company’s stockholders the option to access the proxy statement, annual report and other materials relating to the 2006 Annual Meeting of Stockholders and other future stockholder meetings electronically via the internet. Stockholders who have already consented to receive such materials electronically do not need to consent again. A stockholder who consents to accessing such materials electronically may revoke such consent at any time. The Company will continue to distribute printed materials for future stockholder meetings to stockholders who do not consent to access such materials electronically. The Company encourages stockholders who can access such materials via the internet to indicate their consent on the proxy card, thereby saving the Company the cost of printing and mailing such materials for future stockholder meetings. Prior to the next stockholder meeting, the Company will notify consenting stockholders as to the procedures for accessing such materials via the internet.

HOUSEHOLDING

The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses of the Company. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

PROXY SOLICITATION

The Company will pay the cost of preparing and mailing this proxy statement and form of proxy to its stockholders. The Company has retained D.F. King & Co., Inc. to request banks and brokers to forward copies of these materials to persons for whom they hold common stock and to request authority for execution of proxies. The Company has agreed to pay D.F. King & Co., Inc. a fee of $6,500 for these services, plus out-of-pocket expenses and disbursements.

HILTON HOTELS CORPORATION		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/hlt		1-866-564-2330
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone and call the toll-free number listed above. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card and return it in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.		If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

For stockholders who have elected to receive the Company’s Proxy Statement and Annual Report electronically, you can now view the 2005 Annual Meeting materials on the Internet by pointing your browser to http://www.hiltonworldwide.com (click on "Investor Relations," then "Proxy Materials").

1-866-564-2330
CALL TOLL-FREE TO VOTE
☐	\/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/

(Please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes MUST be indicated (x) in Black or Blue ink.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all nominees listed in Item 1, FOR Item 2 and AGAINST Items 3 and 4.

1.		Election of the following nominees as directors:			FOR	AGAINST	ABSTAIN
			2.	Ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2005:	☐	☐	☐
FOR all ☐ nominees listed below	WITHHOLD ☐ AUTHORITY to vote for all nominees listed below	*EXCEPTIONS ☐

Nominees:	(01) Stephen F. Bollenbach, (02) Barbara Bell Coleman, (03) Benjamin V. Lambert, (04) John L. Notter and (05) Peter V. Ueberroth.		3.	A stockholder proposal concerning stockholder approval of severance agreements:	☐	☐	☐
(*INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions			4.	A stockholder proposal concerning voting standards for the election of directors:	☐	☐	☐

			In their discretion the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by the authorized person.

				Date	Signature	Signature if held jointly

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll-free 1-866-564-2330 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call; or

2.	Vote by Internet by visiting the website at https://www.proxyvotenow.com/hlt and following the instructions on the reverse side; or

3.	Complete, sign and date your proxy card and return it promptly in the enclosed envelope.

     The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

PLEASE VOTE

HILTON HOTELS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stephen F. Bollenbach and Madeleine A. Kleiner as lawful attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Hilton Hotels Corporation held of record by the undersigned on March 28, 2005, at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on May 26, 2005, at the Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California 91202, or any adjournment or postponement thereof, and in their discretion upon any other matters which may properly come before the meeting.

     THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR, IF ONLY ONE BE PRESENT AND ACTING, THEN BY THAT ONE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM 1, “FOR” ITEM 2 AND “AGAINST” ITEMS 3 AND 4. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

I consent to future access of the Company’s annual reports and proxy materials electronically via the Internet. I understand that the Company may then opt not to distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time. (No need to consent again if previously consented.)

	☐	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
		HILTON HOTELS CORPORATION	Comments / Address Change:
P.O. BOX 11394
NEW YORK, N.Y. 10203-0394

I plan to attend the meeting.	☐

COMMENTS/ADDRESS CHANGE: Please mark this box if you have written comments/address change.	☐